UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

THE A CONSULTING TEAM, INC.

(Exact name of Registrant as Specified in its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-22945 13-3169913

(Commission File Number)  (I.R.S. Employer

      Identification Number)

(212) 979-8228

(Registrant's Telephone Number, Including Area Code)

200 Park Avenue South, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

The A Consulting Team, Inc. (the “Company”) is currently in discussions with IonIdea, Inc., a Virginia corporation (“IonIdea”), for IonIdea to provide certain professional services to TACT Global Services Private Limited (“TGS”), a wholly-owned subsidiary of the Company. Kishan Grama Ananthram, a member of the company's Board of Directors, is the Chief Executive Officer of IonIdea and Mr. Ananthram and his spouse own all of the outstanding capital stock of IonIdea. Mr. Ananthram has been a member of the Company’s Board of Directors since August 22, 2006. Pursuant to the terms of the current arrangement, IonIdea will provide employees to work on the Company’s projects at mutually agreed-upon monthly rates. In addition, IonIdea will provide fully-equipped workstations, including hardware for each of the Company’s or IonIdea’s team members working in Bangalore, India. Although the parties have not yet entered into a definitive agreement, they have been in negotiations since July 1, 2006 and IonIdea has been providing the aforementioned services to the Company since that date. On December 15, 2006, the Company deposited $30,000 with IonIdea as payment for services rendered, to be applied upon the agreement of applicable billing rates. Both the Company and IonIdea anticipate that the term of definitive agreement will extend through June 30, 2007.

[Remainder of page intentionally left blank.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      THE A CONSULTING TEAM, INC.

      By: /s/ Salvatore M. Quadrino

      Salvatore M. Quadrino

      Chief Financial Officer

Dated: December 20, 2006